Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

                        For Release:     Immediate

Investors	Bradley Alexander	(281)-260-3665
Media	Ellen Bates Michael King	(281) 445-6559 (281) 931-2540

FMC Technologies Announces Executive Management Changes

HOUSTON, November 4, 2011 – FMC Technologies, Inc. (NYSE: FTI) announced today changes to its Executive Leadership Team.

Bill Schumann, Executive Vice President and Chief Financial Officer, has chosen to retire from FMC Technologies after 30 years of service with the Company, effective August 31, 2012. In addition, he will step down as Chief Financial Officer on November 30, 2011, to focus on strategic activities for FMC. Mr. Schumann’s leadership and financial guidance has been instrumental in supporting the overall growth and success of the Company.

Maryann Seaman, current Vice President, Treasurer and Deputy Chief Financial Officer, will succeed Mr. Schumann as Senior Vice President and Chief Financial Officer, effective December 1, 2011. Ms. Seaman has been with FMC for over 25 years and was appointed to her current role in April 2010. She has held a number of key and influential roles throughout her career, including Vice President of Administration, Director of Investor Relations and Corporate Development, as well as Group Controller for FMC’s former FoodTech and Airport Systems businesses.

Halet Murphy will replace Ms. Seaman as Treasurer, effective November 7, 2011. Mr. Murphy most recently was Vice President and Treasurer at Hawker Beechcraft. He has over 15 years of financial knowledge and experience gained from engineering and manufacturing industries.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 13,500 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.